Exhibit 99.1

NEWS RELEASE

NCR Corporation Welcomes Global Technology Leader and Business Advisor to its Board of Directors

ATLANTA – February 10, 2020 – NCR Corporation (NYSE: NCR) today announced that it has named Georgette Kiser to its Board of Directors.

Ms. Kiser is an operating executive for The Carlyle Group, one of the largest private equity investment firms in the world. In this role, she helps lead due diligence and technical strategies across various Carlyle portfolio companies. Previously, she was Carlyle’s Chief Information Officer and Managing Director, where she was responsible for developing the IT strategy across its global enterprise, including application development, data, cybersecurity and infrastructure. She was also with T. Rowe Price Associates for 19 years, most recently as Vice President and Director of Enterprise Solutions and Capabilities, leading transformational change through innovation.

“We conducted a thorough search for an individual whose talents, perspectives and business acumen would further strengthen our board,” said NCR’s Executive Chairman Frank R. Martire. “We found all of these attributes and more in Georgette. I am excited to welcome her to NCR’s Board of Directors.”

“Georgette is an inspirational technology leader with a deep understanding of data, security and digital platforms,” adds NCR’s President and Chief Executive Officer Michael D. Hayford. “We look forward to drawing on her experience and insights as we accelerate our transition to a software and services-led enterprise and an as-a-service company.”

Ms. Kiser holds a bachelor’s degree in mathematics from the University of Maryland, College Park, an MBA from the University of Baltimore and a master’s degree in mathematics from Villanova University. She is also a National Association of Corporate Directors (NACD) Board Leadership Fellow.

In accordance with NCR’s declassified board procedures, Ms. Kiser will be a candidate for re-election to the board at the company’s 2020 annual meeting of stockholders.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a leading software- and services-led enterprise provider in the financial, retail and hospitality industries. NCR is headquartered in Atlanta, Ga., with 36,000 employees globally. NCR is a trademark of NCR Corporation in the United States and other countries.

Website: www.ncr.com

Twitter: @NCRCorporation

Facebook: www.facebook.com/ncrcorp

LinkedIn: www.linkedin.com/company/ncr-corporation

YouTube: www.youtube.com/user/ncrcorporation

News Media Contact

Cameron Smith

NCR Corporation

678.808.5313

cameron.smith@ncr.com

Investor Contact

Michael Nelson

NCR Corporation

678.808.6995

michael.nelson@ncr.com